Exhibit 99.1

Contact:

Alexandra Santos

Corporate Communications

(925) 288-6156

CERUS APPOINTS WILLIAM J. DAWSON AS VICE PRESIDENT,
FINANCE AND CHIEF FINANCIAL OFFICER

CONCORD, CA., July 28, 2004 – Cerus Corporation (Nasdaq: CERS) today announced the appointment of William J. Dawson as vice president, finance and chief financial officer, effective August 9, 2004.  Mr. Dawson will succeed Gregory W. Schafer, who has served as chief financial officer since 1999.

Mr. Dawson was most recently vice president, finance and operations and chief financial officer at Dynavax Technologies Corporation (Nasdaq: DVAX), a biopharmaceutical company with advanced clinical programs in therapeutic and prophylactic vaccines.  While at Dynavax, Mr. Dawson led efforts to form Dynavax Asia in October 2003 and then to complete an initial public offering earlier this year, which together netted in excess of $61 million.  Previously, Mr. Dawson was corporate senior vice president, business development for McKesson Corporation (NYSE: MCK), where he was responsible for mergers and acquisitions and venture capital investing.  In addition, he has 15 years of investment banking experience, most recently as a managing director at Volpe Brown Whelan LLP. Mr. Dawson serves on the boards of directors of McGrath RentCorp (Nasdaq: MGRC), an equipment finance company, and Wellington Trust company, a subsidiary of Wellington Management Company LLC, a private institutional fund management company.  He holds an AB in mechanical engineering from Stanford University and an MBA from Harvard Business School.

“I am convinced that Bill will be a valuable addition to the Cerus management team,” said Claes Glassell, president and chief executive officer of Cerus.  “His demonstrated expertise in capital markets, partnering and strategic transactions, as well as financial management and governance will be critical as we move forward with Cerus’ programs in vaccines and blood safety.”

Mr. Glassell continued, “I also want to acknowledge the substantial contributions that Greg has made during his seven years of leadership with Cerus.  Through Greg’s efforts,

Cerus has remained well capitalized from early-stage trials through commercialization.  I wish Greg every success in all his future endeavors.”

ABOUT CERUS

Cerus is developing novel technologies to provide safer and more effective options to patients in areas with substantial unmet medical needs.  The Concord, California-based company is pursuing novel therapeutic vaccine technologies to harness the power of the immune system against cancer and infectious disease.  In collaboration with MedImmune, Inc., Cerus is developing a therapeutic vaccine designed to target antigens expressed in breast, prostate and colon cancer, as well as metastatic melanoma.  Cerus is also collaborating with subsidiaries of Baxter International Inc. on the INTERCEPT Blood System, designed to enhance the safety of the world’s blood supply by inactivating viruses, bacteria, other pathogens and white blood cells.  The INTERCEPT Blood System is based on Cerus’ Helinx technology for controlling biological replication.  The INTERCEPT Blood System for platelets is currently being marketed in Europe.

Helinx is a trademark of Cerus Corporation

Baxter and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding potential efficacy of products, product development and commercial potential are forward-looking statements that involve risks and uncertainties.   Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other research and development activities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by collaborators and other factors discussed in Cerus’ most recent filings with the Securities and Exchange Commission.

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